150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske Secretary of State State of Nevada	00010369246-81
	Filing Date and Time 07/25/2016 9:11 AM
	Entity Number E0717912007-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Singlepoint, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Class A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The following Sections of the Certificate of Designation (as amended) for the Class A Convertible Preferred Stock ("Class A Stock") is hereby revised to reflect the following:
1. Designation and Amount. The number of shares of Class A Stock is 60,000,000 shares, par value $0.0001. 5. Voting. The Class A Stock shall be entitled to vote 25 votes of common stock for each share of Class A Stock held with respect to all matters upon which common stockholders are entitled to vote or to which stockholders are entitled to give consent. 6. Conversion. Class A Stock shall convert into common stock of the Company at a ratio of 6 common shares for every 1 common stock share.

5. Effective date of filing: (optional) July 20, 2016

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.